Exhibit 99.1

EcoChain, Inc. Adds Immediate Capacity;

Transformation on Track Towards 50MW 2021 Target

ALBANY, N.Y., May 4, 2021 /PRNewswire/ – EcoChain, Inc. (“EcoChain”), a wholly-owned subsidiary of Mechanical Technology, Incorporated (“MTI” or the “Company”), (NASDAQ: MKTY), a cryptocurrency mining business powered by renewable energy, today announced two new lease agreements located in the Southeast United States, providing EcoChain with access to ultra-low cost energy with an existing building and surrounding land for additional capacity. The miners, purchased under a previous agreement, will be relocated to the leased building.

The first lease includes a 25 year term for a building and surrounding land with immediate capacity at closing of approximately 12 megawatts, upgradable to 14.1 megawatts. EcoChain, through a wholly-owned subsidiary, entered into a second lease for vacant land adjacent to such premises; an additional 10 megawatts can be supplied to the premises under the building lease or the land lease as determined by EcoChain. Further, an exclusive opportunity to obtain up to an additional 100 megawatts, subject to further terms to be negotiated. Key terms of the agreements include:

Building Lease:

●	At closing, approximately 12 megawatts of capacity will be under management

●	Upgrade capacity for additional megawatts up to a total of 14.1 megawatts

●	Consideration to be paid at closing will be, $500 thousand in cash and $4 million will be payable periodically in the proration of the building vacancy, payable in cash or shares of the Company’s common stock in equal value to the calculated payment, share price calculated as of the prior days closing price. Complete building vacancy is scheduled no later than March 31, 2022 with final payment made within 60 days of such vacancy. EcoChain will receive certain payments in the short term, until the hosting clients vacate the building.

●	The negotiated power cost is about $.023 per kWh for 83% uptime

Land Lease:

●	Vacant land upon which to build improvements to use 10 megawatts

●	Exclusive opportunity to utilize land with up to an additional 100 megawatts

●	Consideration to be paid at closing will be 100,000 shares of the Company’s common stock

“We are pleased to announce this transaction as we continue to execute precisely as planned towards our goal of 50 megawatts under management. This is a transformative transaction that helps us meet our growth plan and continues to build on our solid foundation. As we deploy processing power at the site, we expect this transaction will continue to demonstrate to stockholders our laser focus on return on invested capital.,” said Michael Toporek, CEO of MTI.

A presentation and corresponding video is available on the Company’s website at https://ecochainmining.com/news/transformational-transaction-overview/.

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About EcoChain, Inc.

EcoChain, Inc., a wholly-owned subsidiary of Mechanical Technology, Incorporated, is engaged in developing and operating ultra-low cost green data centers focused on cryptocurrency mining. For more information about EcoChain, please visit www.ecochainmining.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this communication, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Contact Information:

Jess Olszowy

jolszowy@mtiinstruments.com

Investor Relations:

Kirin Smith, President

PCG Advisory, Inc.

646.823.8656

Ksmith@pcgadvisory.com

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